Exhibit 4.2

CUSIP

3.20% Senior Notes Due 2008

No.	$

GREENPOINT FINANCIAL CORP.

promises to pay to Cede & Co. or registered assigns, the principal sum of              dollars, as such sum may be increased or reduced as reflected on the records of the Trustee in accordance with Section 2.1(b) of the within-mentioned Indenture, on June 6, 2008.

Interest Payment Dates: June 6 and December 6

Record Dates: May 22 and November 21

GREENPOINT FINANCIAL CORP.

By:

Name: Title:

This is one of the Notes referred

to in the within-mentioned Indenture:

THE BANK OF NEW YORK, as Trustee

By:		Dated:
Name: Title:

(Reverse of Note)

3.20% Senior Notes Due 2008

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

        1. Interest. GreenPoint Financial Corp. (the “Company”), a Delaware corporation, promises to pay interest on the Principal Amount of this Note at 3.20% per annum from December 6, 2003 until maturity and shall pay the Special Interest Premium, if any, payable pursuant to Section 2(e) of the Registration Rights Agreement referred to below. The Company shall pay interest and Special Interest Premium, if any, semi-annually on June 6 and December 6 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be December 6, 2003. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal from time to time on demand at a rate that is 1% per annum in excess of the then applicable interest rate, to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Special Interest Premium, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

        2. Method of Payment. The Company will pay interest on the Notes and Special Interest Premium, if any, to the Persons who are registered Holders of Notes at the close of business on the May 22 or November 21 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture (as herein defined) with respect to defaulted interest. The Notes will be payable as to principal, interest and Special Interest Premium, if any, at the office or agency of the Paying Agent (which may be the Company), or, at the option of the Company, payment of interest and Special Interest Premium, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that all payments of principal, interest and Special Interest Premium, if any, with respect to Notes a Holder of which owns at least $50 million aggregate Principal Amount of Notes and has given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holder thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        3. Paying Agent and Registrar. Initially, The Bank of New York, the Trustee (“Trustee”) under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

        4. Indenture. The Company issued this Note under an Indenture dated as of June 6, 2003, as amended or supplemented from time to time (“Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

        5. Optional Redemption. The Notes will not be subject to redemption at any time at the option of the Company.

        6. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Notes during the period between a record date and the next succeeding Interest Payment Date.

        7. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

        8. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in Principal Amount of the then outstanding Notes voting as a single class, and, subject to Sections 6.4, 6.6 and 6.7 of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, interest on or Special Interest Premium, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) may be waived with the consent of the Holders of a majority in Principal Amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of the Notes). Subject to Sections 6.4, 6.6 and 6.7 of the Indenture, compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in Principal Amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of Definitive Notes or to alter the provisions of Article II of the Indenture (including the related definitions) in a manner that does not adversely affect any Holder; to provide for the assumption of the Company’s obligations to the Holders of the Notes by a successor to the Company pursuant to Article V of the Indenture; to make any change that would provide any additional rights or benefits to the Holders of the Notes; to make any change that is not inconsistent with the Indenture and does not adversely affect the legal rights under the Indenture of any Holder of Notes; or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

        9. Defaults and Remedies. An “Event of Default” occurs if: (i) the Company defaults in the payment of any installment of interest or Special Interest Premium, if any, upon any of the Notes as and when the same shall become due and payable, and such default continues for a period of 30 days; (ii) the Company defaults in the payment of all or any part of the principal of any of the Notes as and when the same shall become due and payable either at maturity, by declaration of acceleration or otherwise; (iii) the Company fails to perform any other covenant or agreement on the part of the Company contained in the Notes or in the Indenture and such failure continues for a period of 60 days after the date on which notice specifying such failure, stating that such notice is a “Notice of Default” under the Indenture and demanding that the Company remedy the same, shall have been given to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate Principal Amount of the Notes at the time outstanding; (iv) the Company defaults in the scheduled payment of principal, or interest of or on any Indebtedness in excess of $25,000,000 which constitutes an event of default as defined in any instrument of the Company under which such Indebtedness is or may be issued, or by which such Indebtedness is or may be secured or evidenced, which event of default has resulted in the acceleration of such Indebtedness, or any default occurring in payment of any such Indebtedness at final maturity (and after the expiration of any applicable grace periods); (v) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any Material Subsidiary in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or a decree or order adjudging the Company or any Material Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Company or any Material Subsidiary under any applicable federal or state law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Material Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or (vi) the Company or any Material Subsidiary shall commence a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or any other case or proceeding to be adjudicated a bankrupt or insolvent, or consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Material Subsidiary, or the filing by the Company or any Material Subsidiary of a petition or answer to consent seeking reorganization or relief under any such applicable federal or state law, or the consent by the Company or any Material Subsidiary to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Material Subsidiary or of any substantial part of its property, or the making by the Company or any Material Subsidiary of an assignment for the benefit of creditors, or the taking of action by the Company or any Material Subsidiary in furtherance of any such action. If any Event of Default (other than an Event of Default specified in clause (v) or (vi) hereof) occurs and is continuing, the Trustee or the Holders of at least 25% in Principal Amount of the then outstanding Notes may declare the Principal Amount of all the Notes and interest and Special Interest Premium, if any, to be due and payable immediately. If an Event of Default specified in clause (v) or (vi) hereof occurs, the principal of, interest accrued on, and Special Interest Premium if any, on all outstanding Notes shall be due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest or Special Interest Premium, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate Principal Amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of the principal of, interest on or Special Interest Premium, if any, on the Notes.

        10. Trustee Dealings With Company. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not the Trustee.

        11. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

        12. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

        13. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        14. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

        15. Available Information. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

GreenPoint Financial Corp.

90 Park Avenue

New York, New York 10016

Attention: General Counsel

        17. Counterparts. This Note may be executed by one or more of the parties to this Note on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s Social Security or Tax Identification number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                       to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your signature: (Sign exactly as your name appears on the face of this Note) Tax Identification No.: SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.